Exhibit 10.5

AMENDMENT NO. 2

CAPE BANK

EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN

The Plan named above gives the Employer the right to amend it at any time. According to that right, the Plan is amended effective September 1, 2015, as follows:

By striking subparagraph (a) from the EMPLOYER CONTRIBUTIONS SECTION of Article III and substituting the following:

(a)	The amount of each Elective Deferral Contribution for a Participant shall be equal to a portion of Compensation as specified in an Elective Deferral Agreement. Such Elective Deferral Contribution shall not be made before the later of (i) the adoption or effective date of the cash or deferred arrangement (CODA) or (ii) the date the Participant signs the Elective Deferral Agreement. An Employee who is eligible to participate in the Plan for purposes of Elective Deferral Contributions may file an Elective Deferral Agreement with the Employer. The Participant shall modify or terminate an Elective Deferral Agreement by filing a new Elective Deferral Agreement. An Elective Deferral Agreement shall remain in effect until modified or terminated by a Participant. An Elective Deferral Agreement may also be terminated according to the terms of an automatic contribution arrangement.

An Elective Deferral Agreement to start or modify Elective Deferral Contributions shall be effective as soon as administratively feasible on or after the Participant’s Entry Date (Reentry Date, if applicable) or any following date. An Elective Deferral Agreement must be entered into on or before the date it is effective.

An Elective Deferral Agreement to stop Elective Deferral Contributions may be entered into on any date. Such Elective Deferral Agreement shall be effective as soon as administratively feasible following the date on which the Elective Deferral Agreement is entered into.

Elective Deferral Contributions made pursuant to an Elective Deferral Agreement or the terms of an automatic contribution arrangement shall not be made earlier than the date (i) the Participant performs the services that relate to such Elective Deferral Contributions or (ii) the Compensation used to calculate such Elective Deferral Contributions would be payable to the Participant if not contributed to the Plan.

A Participant who is age 50 or older by the end of the taxable year shall be eligible to make Catch-up Contributions.

A Participant may elect to designate all or any portion of his future Elective Deferral Contributions as Roth Elective Deferral Contributions.

The Plan provides for an automatic election to have Elective Deferral Contributions made. The automatic Elective Deferral Contribution shall be Pre-tax Elective Deferral Contributions and shall be 4% of Compensation. The automatic Elective Deferral Contribution shall be automatically increased each March 1 by 1% up to a maximum automatic Elective Deferral Contribution of 10%. The Participant may affirmatively elect a different percentage or elect not to make Elective Deferral Contributions, and may elect to designate all or any portion of his Elective Deferral Contributions as Roth Elective Deferral Contributions.

Amendment No. 2	1	(4-60403)
Subtype 110217

Such automatic election shall apply when a Participant first becomes eligible to make Elective Deferral Contributions (or again becomes eligible after a period during which he was not an Active Participant). The automatic election and automatic escalation shall also apply to all Active Participants as of September 1, 2015 who have not elected to make Elective Deferral Contributions of at least 4%. The higher automatic deferral percentage shall apply to Eligible Employees with Entry Dates or Reentry Dates (whichever is applicable) for purposes of Elective Deferral Contributions that are on or after the effective date of the amendment and all Active Participants who were automatically enrolled under the automatic contribution arrangement provisions of the effective date of such amendment.

The Participant shall be provided a notice that explains the automatic election and his right to elect a different rate of Elective Deferral Contributions or to elect not to make Elective Deferral Contributions, and his right to designate a portion of his Elective Deferral Contributions as Roth Elective Deferral Contributions. The notice shall include the procedure for exercising those rights and the timing for implementing any such elections. The Participant shall be given a reasonable period thereafter to elect a different rate of Elective Deferral Contributions or to elect not to make Elective Deferral Contributions, and to designate a portion of his Elective Deferral Contributions as Roth Elective Deferral Contributions.

Each Active Participant affected by the automatic election and automatic increase shall be provided an annual notice that explains the automatic election and his right to elect a different rate of Elective Deferral Contributions or to elect not to make Elective Deferral Contributions, and his right to designate all or any portion of his Elective Deferral Contributions as Roth Elective Deferral Contributions. The notice shall include the procedure for exercising those rights and the timing for implementing any such elections.

No Participant shall be permitted to have Elective Deferral Contributions, as defined in the EXCESS AMOUNTS SECTION of this article, made under this Plan, or any other plan, contract, or arrangement maintained by the Employer, during any calendar year, in excess of the dollar limitation contained in Code Section 402(g) in effect for the Participant’s taxable year beginning in such calendar year. The dollar limitation in the preceding sentence shall be increased by the dollar limit on Catch-up Contributions under Code Section 414(v)(2)(B)(i) for the taxable year for any Participant who will be age 50 or older by the end of the taxable year.

The dollar limitation contained in Code Section 402(g) was $15,000 for taxable years beginning in 2006. After 2006, the $15,000 limit is adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 402(g)(4). Any such adjustments will be in multiples of $500.

Catch-up Contributions for a Participant for a taxable year may not exceed the dollar limit on Catch-up Contributions under Code Section 414(v)(2)(B)(i) for the taxable year. The dollar limit on Catch-up Contributions under Code Section 414(v)(2)(B)(i) was $5,000 for taxable years beginning in 2006. After 2006, the $5,000 limit is adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 414(v)(2)(C). Any such adjustments will be in multiples of $500.

Elective Deferral Contributions are 100% vested and nonforfeitable.

This amendment is made an integral part of the aforesaid Plan and is controlling over the terms of said Plan with respect to the particular items addressed expressly herein. All other provisions of the Plan remain unchanged and controlling.

Amendment No. 2	2	(4-60403)
Subtype 110217

Unless otherwise stated on any page of this amendment, eligibility for benefits and the amount of any benefits payable to or on behalf of an individual who is an Inactive Participant on the effective date(s) stated above, shall be determined according to the provisions of the aforesaid Plan as in effect on the day before he became an Inactive Participant.

Signing this amendment, the Employer, as plan sponsor, has made the decision to adopt this plan amendment. The Employer is acting in reliance on its own discretion and on the legal and tax advice of its own advisors, and not that of any member of the Principal Financial Group or any representative of a member company of the Principal Financial Group.

Signed this 26 day of May, 2015

CAPE BANK

By:	/s/ Guy Hackney

EVP & CFO
Title

Amendment No. 2	3	(4-60403)
Subtype 110217